Yum! Brands Announces CEO Succession Plan,
Becomes Effective on January 1, 2015

David C. Novak Announces He Will Transition from YUM Chairman/CEO to Executive Chairman
Greg Creed Will Become YUM Brands Chief Executive Officer and Join Board of Directors
Office of Chairman Will Be Formed With Novak, Sam Su, Creed

LOUISVILLE, KY, May 1, 2014 - Yum! Brands, Inc. (NYSE:YUM), announced today that its Chairman and Chief Executive Officer, David C. Novak, 61, will become Executive Chairman on January 1, 2015, transitioning from his current role. Novak has served as CEO since 1999, building a global restaurant powerhouse with over 40,000 restaurants in 125 countries.
Once he becomes Executive Chairman, Novak is forming the Office of the Chairman. In addition to Novak, it will be comprised of Sam Su, 62, who will continue to serve as YUM Brands Vice-Chairman and Chairman/CEO of the YUM China Division; and Greg Creed, 56, who will become the next CEO of YUM Brands and will join Novak and Su on the Company’s Board of Directors on January 1, 2015. “This new Office of the Chairman will partner as a triumvirate on overall corporate strategy and leadership development to propel continued growth,” said Novak.
The day-to-day accountability for leading the Company will be transitioned to Mr. Creed on January 1, 2015. Until then, he will continue to serve in his current role as CEO of Taco Bell and work with Mr. Novak to develop the Company’s 2015 operating plan and to ensure a seamless transition. Once becoming YUM Brands CEO, he will lead the overarching strategies, structure, people development and culture that will drive sales and profitability at all of the Company’s businesses worldwide. All YUM functional leaders and divisions will report to Creed, a 20 year veteran with the Company.
“Greg Creed is the ideal leader to become our next CEO. First and foremost, he walks the talk of our culture and is determined to take it to the next level. Next, he is a visionary business leader with a proven track record of results. He made Taco Bell an industry leader, elevating the brand’s esteem and establishing top-tier customer service levels. He is a breakthrough thinker, creating new day parts such as FourthMeal and breakfast, as well as major product lines, such as Doritos Locos Tacos and Cantina Bell. Last but not least, he has a passion for our global business, rooted with international positions at Unilever and at KFC and Pizza Hut in Australia and New Zealand. He is a well-rounded executive having previously served as YUM Brands Chief Operations Officer. There is no doubt in my mind he is fully qualified and equipped with the positive energy we need to lead the Company to the next level,” Novak said.
“As Executive Chairman, I will lead the Board of Directors and focus on mentoring Greg as our new CEO. Our late founding Chairman, Andy Pearson, did the same for me when I was appointed CEO in 1999, and I found his experience and counsel to be enormously beneficial to me and to the Company. I will spend my time supporting Greg on corporate strategy, innovative business and brand building ideas and leadership development. Sam Su, who has arguably built the best restaurant business anywhere in the world, is passionate about living in China and taking our brands to even further heights in the years ahead. He will continue to build leading brands in China and share best practices with other emerging market general managers system-wide. Greg, Sam and I look forward to partnering together in the coming years to continue to build the defining global company that feeds the world,” Novak said.
Tom Ryan, 61, who is the Company’s Lead Independent Director said, “David Novak is appropriately recognized as one of the world’s leading CEOs. Since becoming CEO in 1999, he has increased the Company’s market cap from $6 billion to $34 billion. Most importantly, the growth platforms are in place to drive future growth. The Board is confident the Company will be well-served as he becomes Executive Chairman of the Board in 2015. We're equally confident Greg Creed will make an outstanding successor to David as CEO. With David, Greg and Sam in the Office of the Chairman, we are fortunate to have three tremendous leaders sharing experiences and know-how to satisfy our customers and benefit our shareholders.”
Yum! Brands, Inc., based in Louisville, Kentucky, has over 40,000 restaurants in more than 125 countries and territories. Yum! is ranked #201 on the Fortune 500 List with revenues of over $13 billion and in 2014 was named among the top 100 Corporate Citizens by Corporate Responsibility Magazine. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened over five new restaurants per day, making it a leader in international retail development.

Contact:
Yum! Brands, Inc.
Virginia Ferguson, 502-874-8200